EX‑34.2

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Report of Independent Registered Public Accounting Firm

The Board of Directors

NS Servicing II,LLC:

We have examined management's assessment, included in the accompanying Management's Report on Assessment of Compliance with Regulation ABCriteria, that NS Servicing II, LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the commercial mortgage-backed security transactions or commercial mortgage loans included in a commercial mortgage-backed security or other securitization transaction, for which the Company is named as a special servicer and is required to comply with Regulation AB or Uniform Servicing Attestation Program reporting (the Platform), except  for servicing  criteria  1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(3)(ii-iv), 1122(d)(4)(ii), 1122(d)(4)(v), and 1122(d)(4)(ix-xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2014. With  respect to applicable servicing criterion 1122(d)(2)(iii) and 1122(d)(4)(iii), the Company has determined that there were no activities performed during the year ended December 31, 2014 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. The Company has determined that servicing criterion 1122(d)(3)(i) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company's obligation to report to the certificate administrator or other parties in accordance with the transaction agreement. Appendix A to Management's Report on Assessment of Compliance with Regulation AB Criteria identifies the individual transactions defined by management as constituting the Platform.  Management is responsible for the Company's comp1iance with the servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination docs not provide a legal determination on the Company's compliance with the servicing criteria.

As described in the accompanying Management's Report on Assessment of Compliance with Regulation AB Criteria, for servicing criteria 1122(d)(4)(vi) and 1122(d)(4)(vii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC's Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06)  (formerly SEC Manual Telephone Interpretation 17.06). As permitted  by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors'  activities comply in all material  respects  with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI  200.06  for  the  vendors  and  related  criteria  as  described in its assertion,  and  we performed no procedures  with respect to the Company's eligibility to apply C&DI 200.06

In our  opinion,  management's assessment  that NS Servicing II, LLC complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(4)(vi) and1122(d)(4)(vii) for which compliance is determined based on  C&DI 200.06 as described above, is  fairly stated as of and for the year ended December 31, 2014 is fairly stated, in all material respects.

/s/ KPMG LLP

Dallas, Texas

March 11, 2015

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